THQ



ANNUAL MEETING REPORT: An Annual Meeting of
Shareholders was held on June 15, 2017.
Shareholders voted to elect Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees:


			        For	     Withheld
Michael W. Bonney	     38,771,758	     898,397
Uwe E. Reinhardt, Ph. D.     38,734,659	     935,496

Michael W. Bonney and Uwe E. Reinhardt, Ph. D.
were elected to serve until the 2020 Annual
Meeting.

Trustees serving until the 2018 Annual Meeting are Oleg M. Pohotsky, MBA, J.D. and William
S. Reardon.

Trustees serving until the 2019 Annual Meeting are Rakesh K. Jain, Ph.D., Daniel R. Omstead,
Ph.D. and Lucinda H. Stebbins, CPA.

Shareholders ratified the appointment of
Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2017 by the following votes:

For			Against		Abstain
39,212,141		192,117		265,897